Westell Technologies	Third Quarter FY ’06 Earnings

Third Quarter FY ‘06 Earnings

Westell Technologies

13626563

Van Cullens

January 19, 2006

9:30 am Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Third Quarter FY ‘06 Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Nicholas Hindman, Chief Financial Officer of Westell Technologies. Mr. Hindman, you may begin sir.

Nicholas Hindman:

Good morning and thank you for joining Westell Technologies’ Third Quarter Fiscal 2006 conference call. I am Nick Hindman, Westell’s CFO. Today’s earnings call is being managed and hosted by our subsidiary, ConferencePlus Inc. With me today from Westell is Van Cullens, President and CEO; Bill Noll, Chief Technology Officer; and Gordon Reichard, Vice President of Marketing. Joining us from the ConferencePlus Inc. headquarters in Schaumburg, Illinois is Tim Reedy, President and CEO of ConferencePlus Inc.

Yesterday we reported our third quarter fiscal 2006 results. Today I will review our financial results and Van will offer some comments. We will then take your questions. Before I discuss our third quarter results please keep in mind that comments made during this conference call that are not based on historical fact and may contain the words “believe,” “estimate,” “think,” “intend,” “anticipate,” “goal,” “strive,” “committed,” “feel,” “guidance,” “likely,” “indicate” or “expect” or similar expressions should be considered forward-looking statements and should be taken and understood within the context of our Safe Harbor Statement as stated in our earnings release. The company’s earnings release and related

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earnings information that will be discussed on this earnings call are posted on the home page of the company’s Web site at www.westell.com.

We are pleased to report that Westell achieved its 15th consecutive quarter of profitability. Revenues grew sequentially to $68.1 million in the December quarter from $66.3 million in the September quarter. Compared to the prior year total revenues declined from $74.5 million in the third quarter. I will discuss the reason for that decline shortly.

Revenue from our Customer Networking Equipment business, or CNE, increased sequentially in the December quarter to $48.6 million from $44 million in the September quarter. This increase was primarily due to the continuing aggressive broadband service promotions underway by our customers. Year-to-year CNE revenue declined from $54.5 million in the third quarter of last year. This year-to-year decline in Customer Networking Equipment revenue was primarily related to a shift in demand due to customer promotional activity away from the company’s Versalink gateway product to the Proline modem product that carries a lower selling price. Overall sales of the Customer Network Equipment increased 42% in the December quarter compared to the December quarter of last year.

ConferencePlus Inc. revenue incurred a seasonal decline to $10.4 million from the $11.2 million in the September quarter due to fewer business days in the December quarter. Year-to-year ConferencePlus Inc. revenue declined slightly from $10.9 million in the December quarter of last fiscal year. Revenue from our network service access segment of $9.1 million was also down seasonally from $11.1 million in the September quarter. On a year-to-year basis revenue was essential flat compared to the September quarter of last fiscal year. This

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business segment continues to show stability and we believe it will benefit further from the HyperEdge acquisition referenced in our press release on which I will have additional comments as will Van.

Westell reported net income for the December quarter of $3.2 million or $0.04 per diluted share including income tax expense of $2.1 million. In the December quarter of last year the company reported net income of $3.7 million or $0.05 per diluted share including income tax expense of $2.6 million. Even though margin dollars increased year-to-year the decrease in EPS relates to an increased emphasis on sales and marketing and R&D in support of our new products. In addition, the company incurred a one-time $443,000 restructuring charge due to a reduction in staff that took place during the December quarter.

For the December quarter AFP’s on VersaLink gateways declined 1.3% and Proline modems declined 8.7%. As you may recall we did not have an AFP decline on Proline in the September quarter and we expected a reduction in the December quarter. We so no change to our previous statement that we expect less than 20% ASP decline on our modems and gateways for the current fiscal year.

Gross margins for the equipment portion of our business improved slightly in the quarter to 27.4% from 27.3% in the September quarter and from 23.7% in the third quarter of last year. As I stated earlier comparing sequentially and year-to-year the equipment margin dollars increased in this quarter. ConferencePlus Inc. growth margins improved from the September quarter to 48.9% from 48.3% but declined from 50.3% in the third quarter of last year. As we indicated on the

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October conference call we expect ConferencePlus Inc. margin to settle into the high 40% for the remainder of fiscal 2006.

On operating expenses for quarter Westell’s opex as a percentage of sales without ConferencePlus Inc. are broken down as follows: sales and marketing 7.1% of sales, R&D 8.3% and G&A 4.1% for a total Westell opex of 20.8% of current sales. On December 29th Westell acquired 100% of the stock of HyperEdge Corporation located in Batavia, Illinois. HyperEdge employs approximately 40 people and its products are similar to those of our NSA segment. The cost of the acquisition was $14 million cash will be accounted for as a purchase. We have preliminarily recorded $11.4 million of the purchase prices as goodwill, which is subject to an impending valuation of the intangible assets acquired. We estimate $750,000 of one-time expenses related to the HyperEdge acquisition will be incurred in the March quarter. We expect this acquisition to be accretive in fiscal 2007 adding approximately $20 million of revenue and approximately $0.04 in EPS.

Some other important notes of interest. On the balance sheet cash investments increased by $1.3 million during the quarter and $46.6 million despite the use of $14 million of cash for the acquisition of HyperEdge. Our credit facility remains unused. Our cash investment balance as of yesterday was $50 million. We are not aware of any accumulation of products in the channel. The inventory increase of $7.6 million during the quarter is primarily due to the HyperEdge acquisition. Capital expenditures were $579,000 for the third quarter, depreciation expense was $1.8 million and product technology amortization was $224,000 for the quarter.

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We began the quarter with 847 employees and ended with 862, which includes the 40 employees of HyperEdge. Day sales outstanding for the quarter was 29 compared to 38 in the September quarter. 10% customers were Verizon, 50%, Bell South 22% and SBC dropped 9% in the quarter but that was due to timing of shipments and we expect them to remain a 10% customer.

Before I turn the call over to Van Cullens, I will conclude with a discussion of guidance for the quarter ending March 31, 2006. We expect revenue to be in the range of $72 million to $75 million including an expected increase in revenue of $4.8 million related to the HyperEdge acquisition. We expect fully diluted EPS in the range of $0.03 to $0.04 including as provisioned for income tax expense in the range of approximately $1.2 million to $2 million. The EPS guidance reflects increasing sales and marketing and R&D expense as well as the one-time cost associated with the HyperEdge acquisition.

Van will now offer some comments and then we will take your questions. Van?

Van Cullens:

Thank you, Nick, and good morning everyone. I will start by staying we are generally pleased with the Q3 results Nick just outlined for you. Notable observations in the quarter from my perspective is that we have continued our run of consecutive profitable quarters, which now stands at 15 which shows sequential improvement from September quarter. We saw continued growth in the DSL area particularly from modem. The year-to-year unit growth volume increase was quite heavy. We were able to conclude the acquisition of HyperEdge a company operating in the NSA space and I will comment further on this acquisition in a few minutes.

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We made additional progress with our new product and new customer initiative during Q3 despite the normal holiday interruptions. The seasonal decline in our NSA business was expected. If it follows a pattern of recent years it should begin to show a rebound toward the end of this quarter. The slowdown was primarily due to fewer business days in the period. We did see some slowdown in the AT&T channel probably related to integration activity. We are still waiting to see how these integration activities will develop and I will provide more perspective on this issue later. Considering the sequential improvement, the HyperEdge acquisition progress, the new business initiatives and the continued improvement of our balance sheet it was a productive quarter. We now want to close the fiscal year strongly and position for the remainder of 2006.

For the next quarter or so we are still going to be very dependent upon the sales of existing products. During this period our operational focus will be on implementing additional cost reductions on these products, securing new customers and completing the timely and effective integration of HyperEdge. Our strategic focus will be on facilitating the commercial deployment of our newer products and on accelerating the development of new ones. We are increasing our R&D and marketing investments to support these initiatives.

The second half of 2006 is when we expect to see some of these newer products move in a meaningful commercial deployment. The timing is somewhat later than we had anticipated but we remain positive about the strategic potential about these programs. More importantly associated customer feedback continues to be positive. In the C&E area we will be relying primarily on our Proline and Versalink products for the next quarter or so. Fortunately, customers are indicating that they expect 2006 in total to be another good year for DSL subscriber adds. To

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support our bottom line in this environment we are implementing product cost reductions throughout the year to underpin our margins and the pace of continued price competition. To further support the position we are adding additional capabilities to our core products on a regular basis. Examples are the addition of home networking and improved wireless capabilities to our gateway line of products. Such enhancements should make these products even more attractive to customers and hopefully stimulate additional upgrades within the install base.

We also expect to see additional upgrades coming from the marketing of higher bandwidth services made possible by newer technologies such as ADSL2 VDSL and so forth. Early generations of DSL CPE will not support these new technologies and will have to be changed out. All of this is part of an ongoing program to continually enhance update and cost reduce our products in an effort to generate follow-on sales and profit from the large install base.

Looking at the new platforms the prospects for Verizon One and the Westell Media Gateway products continue to look promising. We will see Verizon One revenue this quarter but customer input suggests that we may see much higher volume activity beginning in the second quarter. We see clear signs of customer commitment to the product and that gives us increasing confidence that broader deployments are being planned.

On the Westell Media Gateway front we are actively working several trials and evaluations both in North America and Europe. These engagements are with large carriers and they do not move quickly but we are encouraged with recent progress. The evaluation and application cycles take time but the feedback is

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good and the interest is high. We are now collaborating with outside applications developers to facilitate these activities. The marketing effort on the Westell Media Gateway will be extending dramatically over the coming months.

We continue to position TriLink for both VoIP and wireline wireless convergence applications. We are supporting two initiatives in this area already with another one under discussion. TriLink will be the basis of our initial IMS offering. IMS or IP multi-media sub system references an evolving industry architecture that will allow the efficient convergence of wireless and wireline networks and the personalization of services regardless of the media type or end user location. We are presently exploring strategic partnerships that would pull through our CPE products as a part of larger integrated IMS offerings. While the IMS market is expected to take some time to develop we believe its longer term potential represents a strategic breakout opportunity for Westell. We expect to substantially increase our focus on IMS over the coming quarters.

As we continue to pursue various video activities we are making some adjustments. The technical and customization requirements for video oriented products continues to be a very fluid proposition. Our assessment is that the current generation of CPE solutions will not be sufficiently robust or cost effective to trigger mass-market deployments. We continue to refine our UltraLine II offerings in support of existing customers and we are seriously looking at second-generation options that we believe could be required as later in this calendar year. We are engaging both existing and prospective customers to determine their very latest view of market requirements in this space and will incorporate this input with our own views. For comparative reasons I cannot provide more detail on our plans at this time.

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Elsewhere the NSA business has taken on additional importance as a consequence of the HyperEdge acquisition. The annual revenues for the combined groups presently projects to be over $50 million. Our objectives are to improve customer account coverage, the range of product offerings and general service support. At the same time we plan to take out duplicated costs to improve the overall profitability of the combined business. We have received encouraging feedback from our customers and we see the potential new and incremental business coming from this acquisition. We believe it to prove to be a very good deal for both customers and Westell alike.

ConferencePlus Inc. was slightly down in the quarter. As mentioned earlier this was primarily due to fewer business dates. We still are not clear as to the long-term intentions of AT&T relative to the relationship with ConferencePlus Inc.; however, we do provide capabilities, focus and coverage to the small and medium business segment that we believe AT&T will find very complementary. Our team remains confident these capabilities will be recognized in due course and we do seem to be making progress in this regard.

On other fronts at ConferencePlus Inc. we continue our efforts to expand the direct channel side of the business. We are improving our international operations and we are maintaining a stream of new product introductions especially in the area of end user customization and control. We are exploring significant potential strategic partnerships that would give us additional diversification and help partially diffuse the pricing pressure that everyone in this space must manage. We should have a clear picture relative to these discussions over the next couple of months.

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To summarize, our Q3 was productive. We are encouraged with the various products, customer and partnership initiatives that we have underway. Our Q4 guidance is sequentially down for this quarter for reasons I have explained. We are encouraged because the customers are indicating fairly strong DSL projections for 2006 in total. That combined with our current view of several other pursuits and the benefits of the HyperEdge acquisition is increasing our confidence especially for the second half of the year.

On the strategic front we intend to broaden our positioning. We are going to increase our marketing scope with the Verizon One and Westell Media Gateway products, position for IMS and update our video programs with second-generation requirements. We will be considering additional acquisition and investment opportunities that fit with this overall strategy.

Let me now open this up for questions. As always we must be restrained on points of competitive and customers sensitivity. We cannot answer specific questions regarding prospective customers, our own current or expected RFP’s. Premature public speculation by Westell or analysts can result in harm to important relationships and confidences. Please keep this in mind as you formulate your question. We are now in the Q&A period.

Operator:

Thank you. We will now begin the question and answer session. If you have a question please press star then one on your touchtone phone. If you wish to be removed from the queue please press the pound sign or the hash (#) key. If you are using a speakerphone you may need to pick up the handset first before

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pressing the numbers. Once again if there are any questions please press star then one on your touchtone phone. One moment please

The first question is from Ken Muth from Robert W. Baird. Please go ahead.

Ken Muth:

Good morning guys. On the guidance you gave for the next quarter it doesn’t seem to really imply any sort of seasonal slowdown on the modem side like typically is there. Can you just kind of give us some of the thoughts behind basically a flat guidance for that when you take out the HyperEdge acquisition?

Nick Hindman:

Ken, Nick here. There is going to be some reduction -- about a 10% unit reduction of our CNE products in the March quarter because of the large amount of product that was put out in the December quarter. So we expect a slight reduction in revenue from CNE, and then add in the revenue from the HyperEdge acquisition. I think as Van indicated we do expect to bill some Verizon One’s in the quarter so that is probably the upside there that you are seeing.

Van Cullens:

Ken, what we have seen in the last couple of years is a little bit of weakness in that second calendar quarter for basic DSL. Again, that could change. That is a function of just how much promotional intensity our customers elect to put out into the marketplace. We may be a little bit conservative looking at it now but we are trying to compare the volume flows from the last two years, so that is probably where we should guide at this point.

Ken Muth:	Then the new products you talked about some of the remarketing initiatives there and it seems to be kind of coming out in if not the next few quarters

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maybe the second half of calendar 2006. What would be kind of a rough guestimate of what these new products would mean to overall revenue? Would it be 10% of revenue perhaps or more than that?

Van Cullens:

That is very difficult...obviously, as you know having tracked us for a while. If we saw a major push on Verizon One, that is something that would happen rather quickly and those ASP’s would give revenue lift significantly and quickly. The ones that we are developing in Europe and elsewhere in North America still have a ways to go and would probably start with a more conservative ramp. I don’t want to be evasive but it is very difficult for us to predict at his time. If something pops with the ASP’s as high as they are for those products, it certainly moves revenue fairly quickly.

Ken Muth:

The last question I have is on the CPI side, the ConferencePlus Inc.. It is kind of tracking...last year it was about 2% year-over-year. This year it looks to be kind of flattish year-over-year. Are you able to grow this entity or what do you need to do to kind of get growth growing on the CPI side.

Van Cullen:

Well, two things...we have actually three things. We had lost one account in our European operation based in Ireland and we are retooling there and beefing up the sales operations there hopefully to recover and backfill some of that loss. Then we continue to shift resources into our direct channel effort, which should help us. Then if we are successful in maintaining the relationship and getting growth out of the new AT&T relationship I think we can get back. Our minutes are moving still positively. We are growing minutes but as you get fewer and fewer players in that space pricing competition is getting tougher.

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So I think it is a matter of getting more traction on our retail sales side hoping that we come through this AT&T integration with our position intact and our team even believes that we could have upside before it is all over. There is risk but we could also have upside so that is how we are going to have to do it.

Ken Muth:	What is the rough pricing erosion that you experience on a year-over-year basis for CPI?

Van Cullens:	Tim Reedy, CEO of that business is on and maybe he can comment.

Tim Reedy:	We are staying somewhere between a 7% and 10% decline in our rate per minute year-over-year.

Van Cullens:	Tim, if you want to elaborate on any of the comments I just made feel free to do so.

Tim Reedy:	No, those are spot-on.

Ken Muth:	Okay, thank you.

Operator:	Thank you. The next question is from Todd Koffman from Raymond James. Please go ahead.

Todd Koffman:	Thank you. What is the current mix between the Proline and the Versalink box?

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Nick Hindman:	Good morning Todd. Nick here. The December mix was 92% Proline and 8% Versalink. That was kind of an aberration. We expect the March quarter to have about 14% Versalink and 86% Proline.

Todd Koffman:	Nick, can you explain or give any color as to why say three or four quarters ago you had such an incredibly rich mix of the Versalink and then it has swung back to your older wireline modem.

Van Cullens:

I will take that. If you recall, Todd, late last calendar year to last quarter of last calendar year we had a decision at one of our largest customers -- I think you probably know who it is -- to aggressively push gateways as their primary marketing effort on the DSL side. They had a number of reasons that they felt getting gateways out gave them a lot of subsequent marketing opportunities. That was a tremendous ramp. It went up very fast and had much higher ASP’s so you saw the tip really go sharply the other direction. At that point we even had other customers saying we might want to go all gateways as well. That was running full bore. We were going as hard as we could go to keep those volumes delivered to the customers and then after about 2-1/2 quarters of that they made a decision internally. You will have to ask them why because I don’t know all the reasons, but they decided they wanted to switch back to modems at a much lower cost and I think it might have been in preparation for the $14.95 service offering that they subsequently made. As fast as they ramped up gateways, they switched back to modems just as fast. So it was simply a function of a promotional change that went from a much higher ASP product to a much lower ASP product. Volumes have gone very strongly. Once they switch back to modems and kicked in the $14.95 DSL service offerings our unit took off, but the difference in ASP was just too much to cover.

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Todd Koffman:

A different more broader question -- through calendar 2005 industry-wide DSL new net adds were generally quite strong and it is reflected in your incredibly strong unit growth number. I think you cited a 40-odd percent unit growth number just in the December quarter. If you look at the broadband market today I don’t know there are probably approaching 20 million DSL subscribers, 25 million or north of that cable model subscribers so we are approaching a 50 million sort of installed base of broadband customers. Isn’t it logical to assume that in 2006 the number of new net add for DSL is going to be much slower? In fact it potentially could end up being very modest growth in 2006 after coming through an unusually strong period in 2005 or are you not getting those indications from the customer.

Van Cullens:

That is it. I will tell you this. We have seen slightly lower secondary sources. Various market analysts, not financial analysts, putting out estimates that are lower than what our customers and some prospective customers are telling us their targets are for the year. So you are right, there seems to be some disconnect. Both are healthy but one is a lot healthier than the other.

The other factor that you have to keep in mind here is that there is still a lot of churn and there are a lot of upgrades. So when you look at net adds projections you have to then put a factor on top of it for the number of modems that are going to be shipped by the two or three main suppliers of the business. We obviously track that and have been analyzing that for several years trying to make sure we don’t get caught at some point in time when that churn factor goes down. At the moment it is still running pretty consistently so if our customers our

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telling...and by the way the estimates these customers have given us over the last couple of years have been pretty good except where they have had major shifts from Versalink bank to Proline. But overall units have been pretty good estimates. They tell us what they are going to go for in net adds. We then do our math on churn and other things and that is how we get our number and we are encouraged with what we are being told.

Todd Koffman:

One last question Van. The Verizon One box is a really cool product. In fact I have one. That product has been out on the market a fairly long time and you are indicating that maybe the second half of calendar 2006 you may start to see a pretty exciting ramp. Why would a product that is so cool that has been out for so long go through such an extended sort of slow period and then see an acceleration say a year after it is really made available to the market.

Van Cullens:

I have to be careful here. We have two sides -- we have the Westell Media Gateway side, which we have more direct control on and that is why I am definitely saying we are cranking up our marketing and our commitment there.

In the case of Verizon there have been updates. They have wanted to add additional capabilities to the product to do some physical changes to the product. We thought it would have gone earlier. Obviously, it hasn’t, but we have just come out of the CES show in Las Vegas and met with senior executives from there, saw the level of commitment they showed, the amount of demos that they had there and they are telling us that they think they are ready now to move into a much broader implementation or marketing launch. You are right. We will be doing some significant updating to the product because it is older and needs

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some additional capabilities and styling. But the customers who have it, particularly the Westell Media Gateway trials and evaluations that are going on are pretty enthusiastic. Everyone is trying to figure out what is the sweet spot on application sets and interface and that sort of thing. So it is still being tweaked a little bit but I think we are getting there. Obviously it hurt us that it did not happen in the last couple of quarters when we had wanted it to happen but we still think it is out there as a big potential for us.

Todd Koffman:	It is a very cool product. Thank you very much Van. Good luck.

Van Cullens:	Okay, thanks.

Nick Hindman:	I want to clarify something Todd. You mentioned the 42% growth in the December quarter. My comments were December to December 42% growth. Just to note that it was 20% from September to December.

Operator:	The next question is from Todd Brady from A.G. Edwards. Please go ahead.

Todd Brady:

I wanted to start off with a housekeeping question. Are we correct here -- 50% Verizon, 22% Bell South and 9% SBC revenue? I hopped on the call a little bit late. Why 9% for SBC? That is my first question.

Nick Hindman:

The reason I mentioned 9% was because SBC has been a 10% customer for some time. The drop below 10% for the last quarter was simply from the timing of shipments. We expect for the year and we expect next quarter for them to be 10% so I wanted to note that. We have not lost any business there just some

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seasonal trends in December quarter. We can expect them to continue to be a 10% customer.

Todd Brady:

You also mentioned an adjustment in your video strategy. I know that a couple of quarters back maybe three quarters back you guys were very excited about some video trials. Should we take away from these adjustments that you are making in your video strategy that we are back at ground zero on this market? What exactly are your customers telling you about how you fit into the development of this exciting new market?

Van Cullens:

We are in dialogues with several customers here and we will probably be in trials, hopefully. It looks like we will be moving into significant trials with one of them shortly. The problem is, Todd, that we are already getting feedback that the current generation products are probably not going to have enough upside through put to handle the things that they anticipate adding rather quickly so that the bandwidth through the device is probably insufficient. They are physically viewed as being too big. They want to see significant cost reductions and size reductions in them and a few other features that we believe are probably going to be necessary before we will see really, really large volume deployment.

So it is not that we are backing off the work we are doing with our current products because that is what will go in the trials, but we are already getting pretty good feedback to say guys you really need to be working with us on that second generation set of products. So there is going to be parallel activity.

Todd Brady:	Okay, but should we view these comments as video being a 2007 story? Or is there something ...are we far enough along in this particular segment

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where maybe we can see something in let us say calendar four of 2006? Or is this most certainly more of a 2007 story?

Van Cullens:

I think it will vary from customer to customer. Obviously the fiber program at Verizon is adding customers this year. We will see how many that will turn out to be. Bell South is less aggressive about exactly how much they will do this year. Similarly at SBC, or the new AT&T, you are seeing a very systematic rollout. I think they are going to do this in a step-wise fashion and that is my personal opinion, you should ask these customers themselves. I am certainly not speaking for them. My personal opinion and our technical and marketing people’s opinion is the current generation of product would not be what they would go to mass deployment. It needs one more iteration I think of technological improvements. We are getting technological improvements from the silicon guys and other elements in the product all the time. I think those are going to need to be commercialized before we see this thing take off and be economic. Now it could take off if they are willing to subsidize it but I am hearing that they would like second generation products.

Todd Brady:

Very fair. One final question. You guys are doing a wonderful job managing your balance sheet. Cash balance, if I am not mistaken, is now at $50 million. Do you guys have a stock buyback program in place? Or is that on the table at all?

Van Cullens:

We had one very small effort two or three years ago. It does come up for periodic discussions with our Board. But at the moment we think there are investment opportunities that are probably strategically a better choice. But we would never discount it. At some point in time if the cash keeps the team elating and we

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haven’t put in front of our Board good alternative uses of that cash that is certainly an option. I don’t want to suggest to you that that is something we are actively considering at the moment.

Todd Brady:	Very fair, thank you very much.

Operator:	The next question is from Anton Wahlman from Needham & Company. Please go ahead.

Anton Wahlman:	Nick and Van, can you hear me?

Van Cullens:	Yes sir.

Anton Wahlman:

While most of my questions I think have indeed been answered here a couple of things that linger still. One of them is you mentioned the upgrade activity to ADSL, ADSL2+ and DDSL and (inaudible) that would have to occur over time. Would you say that most of them would be tied to the video opportunity that you are also saying would probably take some time to work through with the new design iteration? Or do you think that you will find that some of your larger customers would be running out there swapping out people’s modems just because of achieving higher data rates?

Gordon Reichard:

Anton, this is Gordon Reichard. I will take that. Yes, video will cause some replacement but as Van has indicated their rollout of video was very disciplined and very methodic. We see just a general churn the $14.95 causing a shift possibly from cable over the DSL that is going to cause some of this growth. We

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also see the replacements. The current ADSL2+ modems do offer a higher speed data services. We believe that replacement is going to occur. In addition we have been shipping modems in quantity since 2000/2001. There are a lot of modems just in general that will be replaced. As the base gets larger into the tens of millions the percentage or number resulting from the percentage of churn of those older modems just inherently going to increase. So we see higher speed services, we see the movement from cable to a more cost effective DSL service. Both of those will probably generate a higher replacement than video this coming hear.

Van Cullens:

Anton, as you know the service providers are interested in offering tiered services. You can get for $14.95 or $16.95 or whatever it is you get like. If you want to go to the next highest level you are probably in an area that has ADSL2-Plus or VDSL and that is when the modem churn will start to be triggered -- when people say yes, I want that higher service. Depending on what generation modem they have there is a good chance that that is going to get changed out.

Anton Wahlman:

So basic ADSL2 could scale up to as much as 8 mg and most ADSL services, even the fastest tiers are no higher than 6. The real impetus for doing any modem swap-outs would be when you go into north of the 8 mgs and that would probably entail television service to go along with it.

Van Cullens:	Some of the home networking activities too are starting to eat up memory and memory is one of the things that also becomes a trigger.

Gordon Reichard:	That is a good point. There are two things. One, we see a deployment of TR-069 starting to accelerate. That in itself is going to cause a replacement of the

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existing modems out there just to provide that capability. So again, the carriers can add that efficiency into their network. They are going to need more memory. They will need TR-069. They will potentially even force a churn in that base. Secondly, as Van indicated in his discussion is that we have introduced a new home networking interface for our gateway that significantly enhances the ability to use and install a home network. We have an ability now in our gateway that enabled an easier turn-up of security on the wireless side as well as a greater ability to manage your home network. We anticipate that along with the greater demand for home networking to also cause a churn of that base when our service provider customers start to promote that aspect of our product line.

Anton Wahlman:

Is that also what you were talking about when you, Van, mentioned improved wireless products? Was that the interface to which you were referring? Or were you referring more to a physical layering through a bump up in speed...to enhance versions or what were you referring to there on the enhanced wireless?

Gordon Reichard:

You do realize we have two versions of our gateway. We want to have an enhanced power -- we call it the power boost version which does give we think best in class wireless coverage. So there is a possibility that that gets deployed. But what Van was referencing specifically is a new GUI interface, which is software that is going to be incorporated into our gateway.

Anton Wahlman:	So you have both power boost version for the actual speed and then you have a version with the improved software?

Gordon Reichard:	That is correct.

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Anton Wahlman:	All right. Thank you very much.

Operator:	Thank you. The next question is from Jean-Pierre Conreur Tocqueville Small Cap Value Fund. Please go ahead.

Jean-Pierre Conreur:

This is Jean-Pierre Conreur from Tocqueville Small Cap Fund. I listened to your answer. The Versalink and Proline mix -- you gave numbers of 8% to 92% in the December quarter and the 14% to 86% in the September quarter. I am wondering, number one, is that dollar terms?

Nick Human*:	Those were units Jean-Pierre.

Jean-Pierre Conreur:	Units?

Nick Hindman:	Yes.

Jean-Pierre Conreur:	In the past you have given us some guidance as to the total Versalink dollar sales. Would you care to give us the number that we can pretty much guess at?

Nick Hindman:	Yes, I can do that for you. For the third quarter Versalink revenue was about $7 million.

Jean-Pierre Conreur:	That is fine. Those are the numbers. Another question which I have is the ramp up of the Proline. When did that unit sales ramp up really start

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because I never tracked those numbers? The unit of dollar sales. When did that ramp up (inaudible) for Proline?

Nick Hindman:	Jean-Pierre, it is Nick again. It started in September essentially with the $14.95 promotion from Verizon and ramped through the fall.

Jean-Pierre Conreur:	Would that be September 2005?

Nick Hindman:	Yes, to September 2005 correct.

Jean-Pierre Conreur:	And you were able increase your total unit sales again by 20% from September to December?

Nick Hindman:	That is correct.

Jean-Pierre Conreur:	Are there any new products out of all the products that have a similar uptick in unit sales?

Van Cullens:

In that period, no. What we did is last year we had a similar standing start ramp Versalink that we had to manage and at that point it was pretty painful. This time we had a rather quick downturn on Versalinks and then a few weeks later a very rapid up-ramp on the Prolines. This time we were able to manage that with no expediting costs coming to us. Our factory was able to respond and both of those instances we point to our customers and prospective customers as another example of why Westell should be considered as their supplier because our feasibility to handle these fits and starts and make these very rapid ramps very few other people can do because they tend to have so much product on boats

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coming across from the Pacific for four to five weeks. It makes it extremely difficult for them to do without air freighting everything. We are marketing to a couple of new significant customers that we are pursuing and are making some headway with. These are some of the things that we impress upon them that they get as a benefit from doing business with Westell.

Jean-Pierre Conreur:

Last question. On the inventory level and the inventory turn the HyperEdge inventory turn is much lower than yours. You indicate that the increase in total inventory at the end of December was primarily due to HyperEdge. Does that put you in a position to write off low prices on some of the HyperEdge products to get rid of them?

Nick Hindman:

Jean-Pierre, Nick again. No, we don’t anticipate any inventory realization issues from HyperEdge. Their turns are very similar to our NSA business so we are not looking at any harmful effects on inventory or inventory terms for that acquisition. They are a $20 million business. They had about $5 million of inventory, which is certainly in line so we did not anticipate any problems. We did not anticipate any significant inventory write-offs. We looked at that very carefully so we think it will mesh well into our NSA business and inventory usage and turnover will be very similar to what we have seen in our NSA businesses the last number of years.

Jean-Pierre Conreur:	Okay, so that is why the whole inventory increased quarter to quarter?

Nick Hindman:

Not all of it. Part of what we have seen in the last three years is inventory increases into the year. People want to get shipments with in the calendar year, so it wasn’t the whole increase but the increase was not abnormal. If you take out

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HyperEdge, we have had a similar increase in inventory in the December quarter. So nothing unusual this year.

Jean-Pierre Conreur:	Verizon One takes off during the July quarter or the September quarter. Are you going to need more working capital?

Nick Hindman:

Jean-Pierre, Nick again. No, we won’t. We have lots of cash. We have a totally unused credit line of about $30 million so we don’t anticipate any working capital issues plus our procurement people have done a very good job of securing materials with longer payment terms if need be, so absolutely no issues. We could ramp from here to “China” and we wouldn’t have any working capital issues.

Jean-Pierre Conreur:	So all the increases in U.S. manufacturing capacity now completed and placed and ready to go?

Van Cullens:

I think we have it pretty much covered. The only thing that we would change because we have been anticipating this business for some time now so we have already geared for most everything. We did not pull trigger on automating the testing process to the extent that we would once it starts to happen but those plans are already in place. They are simply waiting for us to pull the trigger and we can do that very, very quickly. The company that would develop those testing fixtures for us is ready to go so we feel very comfortable about that. The only thing that would possibly cause us to make additional investments in the factory and they would be quite honestly relatively small was if we attract one of the larger, new DSL CPE type customers that we are pursuing. But that would be a

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first-class problem and we also have active plans for that that are on the shelf and ready to be activated at a moment’s notice.

Jean-Pierre Conreur:	Okay, thank you very much Van. Thank you very much Nick.

Nick Hindman:	Thank you.

Jean-Pierre Conreur:	That is all I have.

Operator:	Thank you. The next question is form Soo Ann Roberts from Kaufman Brothers. Please go ahead.

Soo Ann Roberts:

Soo Ann Roberts for Bill Choi. Most of my questions have been asked in the (inaudible) but I have a couple. First, if you could tell us what the margins on the HyperEdge products are like? Are they generally in line with the rest of your NSA?

Nick Hindman:

Yes, Soo Ann. This is Nick. Absolutely. In fact some of the margin in their products are better, some of the margins in our products are better so we are going to do a rationalization of those products and get the higher margin products to our customers. Yes their margins are basically the same as ours. We will have an issue in the fourth quarter on their margins because with purchase accounting we have to write up their inventory to a little less than market value so that is part of the extra expense we talked about in our script. But once we get beyond that initial accounting entry getting into next fiscal year we don’t expect to see their products having a negative impact on our NSA business. In fact we hope it will be positive.

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Soo Ann Roberts:	Secondly, you were thinking about a new initiative for TriLink. If you could give more color on that...

Van Cullens:

I obviously cannot go too far into it because it is involved with us in a large systems integrator that we are still working through the details so I have to be somewhat let us say nonspecific here. But the concept is...and we believe for the IMS market in general and I think we have seen recent reports that would corroborate this, the business is going to be driven by large systems integrators and those are going to be I think out of the mobile space and self-switch space. They will then have sub system suppliers that will support their initiatives. This by the way is international. This is not just for the U.S. and one of the reasons we are very interested in it. We are already working as I have said earlier in two or three evaluations or trials if you want to call them that where we are using our trialing product to be a platform for the wireline/wireless convergence. Our work there has been I think superlative if I might say so and has gotten a lot of attention and that has led to more extensive discussions about linking up in the strategic partnership or marketing partnership probably not exclusive and I don’t think either side particularly wants it to be exclusive. We have more than one of these discussions that are active.

So what we would like to do is to be able to hook up and have our CPE pull through and the software and intellectual property that we are creating to do some of the interesting things that have to be done to really make this convergence work and the arbitration associated with it. That is what we would like to do is ride along with very large or much larger companies who will do the systems integration and can go in around the world to very large parties and say

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we have a total solution. That is the current concept, that is what we are working on and we think it has tremendous upside potential for us if we can execute all the details.

Soo Ann Roberts:	Okay, great. Thanks.

Operator:	The next question is from Michael Perica from Brean Murray. Please go ahead.

Michael Perica:

Good morning gentlemen. I apologize if my question has been asked. I am on a couple of calls at the moment. First one is on Verizon One. Could you characterize this follow-on order? Was it the same size as the initial order? I believe it was mid last year. Was it larger? Do what degree? Number two, was this follow-on order associated with a new marketing plan or promotion any different from the current promotion that we know is just being offered at the Verizon Plus stores and any marketing on the Web page.

Nick Hindman:

Michael it is Nick here. Let me just start on the order sizes and then I will let others comment on the other part of it. The orders are still relatively modest. This order was larger than the last one. Not significantly larger but as Van indicated we are hoping that is just the prelude to see some more orders. So it has increased but we are hoping for a lot more coming up in the near future.

Gordon Reichard:

Michael, we really cannot say what the marketing plans are for Verizon but their adoption rate is improving, they are trying a variety of different ways to market the product and the most encouraging sign, which we have seen at CES is renewed actually increased promotion of the product along with new software

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being available for the product, which was demonstrated as well at CES. So those are the reasons behind our continued enthusiasms behind what Verizon is up to with the Verizon One product.

Van Cullens:

We have had discussion with a lot of executives and the commitment seems to be there and the conviction to start moving it into...they want to move it as much as we do. They just work through a lot of issues I think and I would really be more comfortable with you directing the question to them. But based on the input we are getting we still believe there is a good chance we are going to see our volume here. As you know it doesn’t take nearly as much volume of this kind of a product as it does on the modems or even the Versalinks to move the needle pretty significantly. But in the meantime I want to make the point that we are moving out independently on the Westell Media Gateway with a much more aggressive attitude about marketing and sales investment and targeting some additional accounts. So we are going to do that and if nothing else over time I will expect to see results start to move the needle from our end to (inaudible) efforts.

Michael Perica:

Just one more follow-on question on Verizon One. Was the order placed just from the Verizon online DSL folks or the group? I am not asking specifically what it is but did the group that placed the order can they use it for the FiOS because recent conversations I had with people in the FiOS group they would love to use this product and market it.

Van Cullens:	I would rather not talk about the specifics of which group did what. That’s a Verizon matter. We will tell you how this product can work with FiOS.

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Gordon Reichard:

Right. You are familiar that the product does have the VersaPort capabilities on there. Where you turn one of the Ethernet ports on the gateway portion of the Verizon One into the lamp port and you can hook it up to an existing gateway or a FiOS DHR router. So you are right Michael. In fact I think they were trying to demonstrate that even at CES.

Van Cullens:	There are versions we could do.

Gordon Reichard:	And there are versions again we are looking at. As Van indicated we are going to be bringing to market new versions or new models. One of them will be, if you will, tailored for that environment.

Michael Perica:

That was impressive, Gordon. It was the only product they showed at CES. Moving on, Van, could you clarify? I apologize again I was on and off the call but you indicated there were multiple TriLink IMS trials and initiatives. I do know of one. Is it correct that you said two or maybe three? The second part of that question is is it with domestic or international operators?

Van Cullens:

First of all I said there were TriLink initiatives. One is clearly for convergence, one is more voice oriented. The next one, the one the one that I said there was also another one under discussion is back to the convergence. So let me put this way we hope to have one TriLink and two that are more convergence oriented. They are initially targeted domestically but the discussion we are having strategically come out of all of this is clearly international and global. They are talking about a number of countries, something that we will have to think about the support requirements to do all of that but it is potentially fairly exciting but it is a long way from being done and I don’t want to mislead anyone.

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Michael Perica:

Okay, I appreciate the clarification there. one last question and I will pass it on. The expected ramp in the March quarter increase I should say in the Versalink percentage units going to 14% expected from the 8% in December. Is this associated with any promotion activities or probably just they have depleted some inventories and/or take rates are higher and it is just a function of these normal businesses?

Nick Hindman:	Michael, it is Nick here. Yes, it is the latter. Yes, they need more inventory and I believe the take rates have improved, but it is really an inventory balancing more than anything else.

Michael Perica:	Excellent. Thank you gentlemen.

Nick Hindman:	Thank you.

Van Cullens:	Thank you Michael.

Operator:	The next question is from John Anthony* from S.C. Cullen*. Please go ahead.

John Anthony*:

Good morning guys. Let me apologize in advance for the harsh nature of this question but I cannot help but wonder...we have seen the most explosive year of broadband growth in DSL domestically, which is where your customer base is and the Westell story has pretty much remained unchanged on a year-over-year basis. I am obviously cognizant of the fact that you guys got Versalink out there and except for that blip in revenue last year and the year before we seem to be pretty much back at the same

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story where we were 18 months ago at a time when your customers especially your principal customer, 2Wire has continued to imbed itself even deeper with its customers and is obviously not standing still.

Then looking at the strategic decisions you have made with largely the acquisition you just complete din this quarter. so I cannot help but wonder...we are looking at a valuation based on the investments from Alcatel, SBC and Telmex* for 2Wire that is significantly greater than your current market cap and I can’t help but wonder what is the Board thinking? What is management thinking about doing something a little more strategic then getting products out there that seem to take a very long time and be completely dependant upon one customer in particular to really provide you guys with growth?

Van Cullens:

Fair question. First of all 2Wire is largely one customer based and that customer is an investor so I think we have to understand that is a slightly different dynamic than what we have. We have more customers, more products and more I would say developmental initiatives with a number of customers. Those have taken longer than we had hoped to turn in the volume. I will be the first to admit that. But they are still there with potential and I still think they are there with the capacity to move our perception of our positioning substantially. I have just said we intend to crank up the marketing effort on Westell Media Gateway and I am not going to go into a lot of specifics but I think you will find us going into areas that we have not traditionally been. We will have much more international focus with that product. The IMS also has the capability of taking us into some different markets. We are...I was not going to comment on this but given that your comment or your question is kind of a harsh criticism, I will tell you we are also

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beginning to look at some Wimax applications not for DSL replacement but more in the area of our NSA business that we will be considering and we have some customer discussions going along those lines,.

So we recognize the need to do some things differently. You have to understand that we had made big bets that Versalink would stay at a higher volume and that Verizon One would happen earlier than it happened and that would have given us the kind of velocity that you guys want to see and would have given us a little bit more runway to pursue other things. That did not happen so we have continued to try to build cash and to be able to make some moves in that area but we are putting together a plan now that recognizes the environment you talk about and we think we have got not pipe dreams but active, advanced engagements with several of these customers that I think have a real possibility to turn into business that we did not get from Verizon One and will hopefully get from other sources. If Verizon One kicks in and does what we think or at least we are being told they intend to do then we will be right back where we wanted to be just a quarter or two off.

John Anthony*:

I certainly will compliment you on how you have generated cash obviously going from the net debt position that was significant to cash rich position. But Van, with all due respect let me challenge some of the things you just said. We have seen Verizon second source during calendar 2005. I think given what is happening right now with the customer base out there in the United States it is highly unlikely that you are going to find another significant customer in the U.S.

Van Cullens:	I don’t agree with that. That is your opinion versus mine.

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John Anthony*:

Okay, so what about the plans to go outside of the U.S.? Is this going to be a story with the majority of the secular DSL trend behind us where is the growth going to come from? Is it just new products into existing customers? Is it going to be new products into new customers domestically or internationally? How much of an investment do you expect to make that hasn’t been already made in the development of some of these products?

Van Cullens:

Well, the investment will go up both in R&D and marketing. We have been having rather intense meetings here for the last two or three weeks getting ready for our FY 2007 plan and that is the direction we are going to head. We do feel more comfortable with the fundamentals of the business and our cash position so we are going to start upping the investment. To answer your question the opportunities for additional customers for the base products is still North America oriented. The new products are both North America oriented and I say North America and in Europe.

The IMS, which we clearly don’t see a lot of revenue in 2006 -- we could be surprised but we would be doubtful -- but that is targeting customers all over. Some for the Westell Media Gateway let us say marketing or technical tracks we want to take would be with non-traditional customers. We are going to be exploring that rather rigorously over the next quarter or so. So we recognize there needs to be some change in our positioning and I think we are taking the steps to do it.

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John Anthony*:

Just very lastly, can you comment if there is going to be any additional changes within the organization? I am sure you would be limited to the extent but you did mention last quarter that you were making changes among management and doing some reshuffling. Is there going to be additional reshuffling? Can we expect to see new blood brought into the company? Or is this going to be primarily internally developed?

Van Cullens:

No, we clearly are going to have to do some recruitment of people particularly in marketing and international skills area that needs to augment what we are doing. We are already adding and already have initiated programs for recruitment and engineering to bring in new skill sets to let us say augment what we already have and that is underway. That will continue.

John Anthony*:	Okay, great job guys and good luck. Thanks.

Operator:	The last question is a follow-up question from Anton Wahlman with Needham & company. Please go ahead.

Anton Wahlman:

I just have one question on your acquisition here. Just to compare and contrast I recall, having been at this thing for a number of years, just over five years ago I believe you bought another competitor in a similar space.

Van Cullens:	Teltrend.

Anton Wahlman:

Teltrend, yes. So kind of down the street as well. I recall that it was referred to at the time that similar kinds of synergies qualitatively speaking at a bare minimum were going to be derived. Maybe you can correct my record on

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this but my general vague memory at this point suggests that the outcome of that acquisition was perhaps just a shade south of what would have been optimal. Could you compare and contrast a little of what was different about this one?

Van Cullens:

Yes, Anton, that is a fair question. That happened prior to my watch but I got here in time enough to deal with some of the aftermath. So I think the first and very important distinction is there won’t be the operational...first of all this is much smaller. There won’t be any operational integration issues. Teltrend had a factory and Westell had a factory and they tried to put those two together and to be honest with you it was not effectively done. In the process the company became unable to make deliveries for a period of time that cost us positions in a couple of key accounts. We don’t see any risk of that happening at this point. We are going about an acquisitions integration plan in a highly managed, highly disciplined fashion. We are getting the systems put together. We had a major communications effort with the customers and with employees before we made this announcement today. I mean we have been talking to them since January 3 rather intensively so I think we are trying to do everything we can in a way that this time there are no really hiccups and we are not hearing any. In fact we have had a couple of customers tell us with the consolidation that has been going on in this space they were already contemplating going to one vendor. That is not to say that there aren’t certain customers, a couple of customers, saying we want to see exactly how you are going to bring all this together and which products are going to win.

But in the main we have been very, very encouraged by the feedback. We are able to show...we have gotten products from each side and have been able to

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introduce those to different accounts that had not seen them. In one account where HyperEdge had pretty much gained preeminence and we had kind of backed out, now they are interested in some of our newer products and might even want to be talking to us about at some point in time CNE products. So I am fairly happy. The integration should be rather simple. They are not very far away from us. Most of the systems look compatible, the products look compatible and where we were outsourcing we were actually outsourcing in the same factory in China which obviously simplified some rationalizations there so I think it is just an order of magnitude different. I will let Nick add whatever comments he wants to make. He suffered through the last one.

Nick Hindman:

In addition to what Van just said you remember the timing of that acquisition was early 2000 and we all know what happened right after that, the telecom depression. So in addition to the issues Van mentioned the business just turned on us dramatically negatively, which is probably the biggest issue we had but that plus Van’s comments, I think sums it up.

Anton Wahlman:	Thank you. Just one thing. Would it be fair to say that Bell Canada is still a major priority for you to make happen in the near term?

Van Cullens:

Well, we certainly have some activities going on with Bell Canada and I am not at liberty to be specific. But yes Bell Canada and Telus are both accounts that we have been spending time with for several quarters now. We would be very interested in extending in our business there -- no question.

Anton Wahlman:	Just on your largest customer as they have experimented here with other vendors in calendar 2005 do you have any estimate at all of any percentage

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volume-wise or otherwise? Any market share that a second vendor might have taken in the latter stages of 2005?

Van Cullens:

There has been some small impact on the Versalink space because that is what they were targeting themselves against primarily. But we are very happy at this point with our continued share. Let me just leave it at that. I don’t think I should be more specific.

Anton Wahlman:	Thank you very much. You have been very helpful.

Van Cullens:	Okay.

Operator:	There are no further questions at this time.

Van Cullens:	Thanks for joining us this morning and for your questions. The call is now adjourned.

Operator:	Thank you. Ladies and gentlemen, this concludes today’s teleconference. Thank you for participating. You may all disconnect.

*Please Note: Proper names/organizations spelling not verified.

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